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                                                                 Exhibit 10.7(c)

                         COMPENSATION RELEASE AGREEMENT


     THIS COMPENSATION RELEASE AGREEMENT (the "Agreement") is made as of this nineteenth day of September, 1997 by and between Demeter BioTechnologies, Ltd., a Colorado corporation ("Demeter") and the undersigned former employee of Demeter (the "Employee").


                                    Preamble

     As of August 31, 1997, the Employee has claims against Demeter for certain amounts relating to (i) compensation for past services, (ii) amounts expended on behalf of Demeter, (iii) loans and notes made to Demeter by the Employee, and (iv) interests on the foregoing amounts (collectively, the "Claims"). Demeter and the Employee have reached an agreement pursuant to which Demeter will, among other things, pay certain amounts to the Employee in exchange for a complete waiver and release of the Claims. Now, therefore, intending to be legally bound, and based upon the mutual covenants and agreements set forth in this Agreement, Demeter and the Employee agree as follows:

     1. Release. In consideration of Demeter's obligations set forth in this Agreement and in full and final settlement of the Claims, the Employee, for himself, his representatives, successors and assigns, hereby agrees to release Demeter, including its officers and directors, from any and all liabilities relating in any way to the Claims.

     2. Consideration to Employee. In consideration of the Employee's release of Claims set forth in Section 1, Demeter hereby agrees as follows:

          A. Promptly after Demeter shall receive an aggregate amount of cash payments from Mycogen Corporation of at least One Million Dollars, Demeter shall make a cash payment to the Employee of $25,000.

          B. On January 15 of the year following the fiscal year in which Demeter shall have received an aggregate amount of at least Three Million Dollars in the form of license and/or royalty fees, Demeter shall make a cash payment to the Employee of $10,000 (the "Fee Related Payment"). Demeter agrees that the Employee shall have the right to convert all or any portion of the Fee Related Payment to restricted shares of Demeter's common stock at a conversion rate of $1.00 per share.
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     3. Board Approval. This Agreement is subject to, and conditioned upon, approval by Demeter's Board of Directors.

     4. Miscellaneous. This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns. This Agreement shall be construed and interpreted by the laws of the State of North Carolina.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                   DEMETER BIOTECHNOLOGIES LTD.



                                   BY: /s/ Richard D. Ekstrom
                                      -------------------------
                                   President


                                   EMPLOYEE

                                   /s/ Donald A. Guthrie
                                   ------------------------------
                                   Donald A. Guthrie